Exhibit 99.1

DPAC Technologies Announces Cost Reductions Affecting Memory Stacking Operations

     GARDEN GROVE, Calif.--(BUSINESS WIRE)--June 1, 2004--

                   -- Announces departure of John Sprint, COO
             -- Eliminates eight direct and four indirect positions

     DPAC Technologies (NASDAQ:DPAC) announced today that it has reduced its work force engaged in memory stacking by 12 people, which includes four management and supervisory level employees and eight direct employees. The reductions include the departure of John Sprint, who has been DPAC's COO overseeing the memory stacking operations. The memory stacking business retains approximately 13 people for our present projection of future orders. DPAC will recognize a charge to earnings of approximately $0.04 per share in severance related expenses in the first quarter ended May 31, 2004.
     "John Sprint has been a steady source of leadership for DPAC for more than fourteen years," said Kim Early, DPAC's CEO. "His integrity and dedication helped DPAC to meet the many changes and challenges a dynamic market has presented during his tenure. We wish him the very best of luck."
     DPAC continues to supply its customers with high quality memory stacking services but is shifting its business development focus to providing wireless connectivity solutions to OEM's for use in instrumentation, medical equipment, vehicles and other machine-to-machine applications.

     About DPAC Technologies

     Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is http://www.dpactech.com.

     Forward-Looking Statements

     This press release includes forward-looking statements, including statements regarding technology development, expansion and business plans that are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include; but are not limited to, the success of patented products, future business opportunities with products, the memory stacking market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company from time to time on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

     CONTACT: DPAC Technologies Corp., Garden Grove
              William M. Stowell, 714-898-0007
              William.Stowell@dpactech.com
              or
              Kim Early, 714-898-0007
              Kim.Early@dpactech.com
              www.dpactech.com